EXHIBIT 99

Alion Science and Technology Corporation Issues Final Announcement of Results for the Fiscal Year 2003 Second 12-week Interim Period Ending March 14, 2003 and the 24-Week Period Ending March 14, 2003.

McLean, VA, May 22, 2003. Alion Science and Technology Corporation today announced its operating results for the second 12-week interim period and the 24-week period ended March 14, 2003.

The following discussion is based on pro forma financial results for the periods described, as if Alion’s acquisition of substantially all of the assets of IIT Research Institute (IITRI) on December 20, 2002 had been consummated on the Company’s first day of each fiscal year.

Revenue for the second 12-week interim period ended March 14, 2003 increased 9.1% to $49.0 million, compared with $44.9 million for the second 12-week interim period ended March 15, 2002. The increase in revenue was largely a result of expanded services under the Modeling and Simulation Information Analysis Center (MSIAC) contract with the Department of Defense; an increase in demilitarization support services to the U.S. Army’s Newport Chemical Agent Disposal Facility (NECDF); and additional support to the Department of Defense Joint Spectrum Center (JSC).

On a normalized basis, excluding the non-recurring transaction expenses and the amortization expenses related to the purchased contract costs from IITRI noted below, income from operations for the 12-week interim period ended March 14, 2003, would have been $2.0 million, compared to income from operations of $2.6 million for the comparable period last year. This decline was due, in part, to increases in indirect expenses related to one-time costs for new SEC reporting requirements and the establishment of ESOP management infrastructure and one-time costs, such as advertising, branding and internal network conversion expenses, related to the transition from IITRI to Alion, as well as normal increases in overhead and general and administrative expenses in support of the increased size and complexity of Alion’s business. (1)

The non-recurring expenses, which were excluded from the results discussed in the previous paragraph, consist of transaction expenses related to Alion’s purchase of substantially all of the assets of IITRI in the amounts of $0.4 million and $1.1 million, respectively, for the 12-week interim periods ending March 14, 2003 and March 15, 2002. The amortization expenses for intangible assets acquired in the transaction totaled approximately $2.4 million in each of the comparable 12-week interim periods. When these transaction and amortization expenses are included (as required by U.S. generally accepted accounting principles), the loss from operations was $0.8 million for the 12-week interim period ended March 14, 2003, compared with the loss from operations of $0.9 million for the comparable period in 2002. The net loss for the second 12-week interim period in 2003 was $3.1 million, which is comparable to the net loss of $3.2 million for the similar period last year, due to the items stated above.

Revenue for the 24-week interim period ended March 14, 2003 increased $7.7 million to $96.3 million, up 8.7%, when compared with the comparable interim period ended March 15, 2002. The increase in revenue resulted from expanded business under the three contracts described in the 12-week revenue discussion above. The increase in revenue was partially offset by a revenue reduction of $0.6 million related to certain additional costs on a fixed price contract and non-reimbursable, fully-burdened direct costs on a cost-reimbursement contract.

On a normalized basis, excluding non-recurring transaction expenses and amortization expenses related to the purchased contract costs from IITRI, income from operations for the 24-week period ended March 14, 2003, would have been $3.8 million, compared to $4.6 million for the comparable period last year. This decline was due, in part, to increases in indirect expenses related to one-time costs for new SEC reporting requirements and the establishment of ESOP management infrastructure and one-time costs, such as advertising, branding and internal network conversion expenses, related to the transition from IITRI to Alion, as well as normal increases in overhead and general and administrative expenses in support of the increased size and complexity of Alion’s business. (1)

The non-recurring expenses, which were excluded from the results discussed in the previous paragraph, consist of $5.8 million and $1.1 million, respectively, of transaction expenses for the 24-week interim periods ended March 14, 2003 and March 15, 2002, which are related to Alion’s purchase of substantially all of the assets of IITRI. The amortization expenses were approximately $4.7 million in both 24-week periods, for intangible assets acquired in the transaction. When these transaction and amortization expenses are included (as required by U.S. generally accepted accounting principles), the loss from operations for the 24-week interim period ended March 14, 2003 was $6.7 million, compared to a loss from operations of $1.2 million for the comparable period in 2002. The net loss for the 24-week period ended March 14, 2003, compared to the 24-week period ended March 15, 2002, was $11.2 million and $6.0 million, respectively, due to the items stated above.

Commenting on the second interim period of 2003, Alion Chairman and CEO Bahman Atefi stated, “I am pleased with the progress we have made through the first half of our fiscal year, and look forward to continued expansion of our business in the last two quarters. Recent increases in funded backlog and associated requirements for increases in direct charge staffing bode well for the near-term expansion of our revenue base.”

Through the 24-week interim period ended March 14, 2003, Alion derived 98% of its revenue from federal government contracts on which it serves as either prime contractor or subcontractor. For the comparable period in 2002, Alion derived 97% of its revenue from federal government contracts. Revenue from the Department of Defense accounted for approximately 94% of revenue through the end of the second interim period ended March 14, 2003, up from approximately 89% for the comparable period in 2002.

Commenting on the second interim period, Alion Senior Vice President and CFO Jack Hughes said, “I am happy to report that much of the one-time costs, described above, that relate to the transition from IITRI to Alion and to the new infrastructure required for SEC reporting and establishment of the ESOP are now behind us. I am expecting improvements in cost efficiency, giving rise to increased profitability as we move through the latter half of this fiscal year. We have also begun the “de-leveraging” process to reduce Alion’s transaction-related debt, having made our first installment payment of principal on our senior term note in mid-March.”

This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, changes to the ERISA laws related to Alion’s Employee Ownership, Savings and Investment Plan; changes to the tax laws relating to the treatment and deductibility of goodwill, Alion’s subchapter S status, or any change in Alion’s effective tax rate; additional costs associated with compliance with the Sarbanes-Oxley Act of 2002, including any changes in the SEC’s rules, and other corporate governance requirements; failure of government customers to exercise options under contracts; funding decisions relating to U.S. Government projects; government contract procurement (such as bid protest) and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees; the results of current and/or future legal proceedings and government proceedings which may arise out of our operations (including our contracts with government agencies) and the attendant risks of fines, liabilities, penalties, suspension and/or debarment; material changes in laws or regulations applicable to Alion’s businesses; and other risk factors and uncertainties discussed in Alion’s Form 10-Q, filed with the SEC on April 28, 2003, in its registration statement on Form S-1 filed with the SEC on March 24, 2003, and in other documents periodically filed with the SEC.

Note: (1) Normalized income from operations is defined as income from operations, which is a standard U.S. generally accepted accounting principles (“GAAP”) measurement, plus non-recurring transaction expenses and amortization expenses, both of which are directly related to the purchase by Alion of substantially all of the assets and certain liabilities of the Illinois Institute of Technology Research Institute (IITRI) on December 20, 2002. Alion’s management has provided the normalized income from operations analysis in this press release, because we believe it provides our beneficial employee-owners a more meaningful measure of financial performance as well as a better understanding of operating results, particularly when comparing our financial results to-date to our operating financial plan for the same period of time. Normalized income from operations should not be construed as an alternative to income from operations, as calculated pursuant to GAAP.

ALION SCIENCE AND TECHNOLOGY CORPORATION
Pro Forma Consolidated Statements of Operations
For the 12-Week and 24-Week Periods Ended March 14, 2003 and March 15, 2002
(In thousands, except share information)
(Unaudited)

	Pro Forma		Pro Forma
	For the 12-week Period		For the 24-week Period
	Ended	Ended	Ended	Ended
	March 14, 2003	March 15, 2002	March 14, 2003	March 15, 2002

Contract revenue	$49,005	$44,852	$96,270	$88,554
Direct contract expenses	36,031	32,838	70,686	64,923

Gross profit	12,974	12,014	25,584	23,631

Operating expenses:
Indirect contract expenses	2,848	2,249	5,416	4,794
Research and development	19	114	55	205
General and administrative	5,432	4,710	10,746	9,373
Nonrecurring transaction costs	388	1,078	5,836	1,078
Rental and occupancy expense	2,093	1,981	4,294	3,846
Depreciation and amortization	2,819	2,789	5,702	5,548
Bad debt expenses	155	6	275	9

Total operating expenses	13,754	12,927	32,324	24,853

Operating loss	(780)	(913)	(6,740)	(1,222)
Other expense:
Interest income	3	13	25	15
Interest expense	(2,223)	(2,178)	(4,377)	(4,335)
Other	(75)	19	(96)	(56)

Loss before income taxes	(3,075)	(3,059)	(11,188)	(5,598)
Income tax expense	—	(159)	(27)	(366)
Net loss	$(3,075)	$(3,218)	$(11,215)	$(5,964)

Pro forma basic and diluted loss per share	$(1.19)	$(1.25)	$(4.35)	$(2.32)

Pro forma basic and diluted weighted average commmon shares outstanding	2,575,508	2,575,508	2,575,508	2,575,508

Revenue by Customer Type

The following table sets forth, for each period indicated, the percentage of our revenues derived from each of our major types of customers.

	For the 24-week period ended

	March 15, 2002	March 14, 2003

Department of Defense	93.6%	89.2%
Federal Civilian Agencies	4.7	7.8
Commercial / State / Local	1.7	3.0

Total	100.0%	100.0%

	Balance Sheet Data
	(dollars in millions)
	March 14, 2003	September 30, 2003

Current assets	$53	$7
Current liabilities	37	97
Working capital	16	(90)
Total debt	101	11
Shareholders’ equity	23	(90)
Total assets	151	7

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